As filed with the Securities and Exchange Commission on November 9, 2023

Registration No. 333-63131

Registration No. 333-67115

Registration No. 333-129752

Registration No. 333-198181

Registration No. 333-206419

Registration No. 333-221145

Registration No. 333-234308

Registration No. 333-259675

Registration No. 333-260581

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-63131

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-67115

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-129752

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-198181

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206419

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221145

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-234308

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259675

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260581

Under

The Securities Act of 1933

NextGen Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-2888568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Not Applicable(1)	Not Applicable(1)
(Address of Principal Executive Offices)	(Zip Code)

NextGen Healthcare, Inc. 1998 Employee Stock Contribution Plan

NextGen Healthcare, Inc. 1998 Stock Option Plan

NextGen Healthcare, Inc. 2005 Stock Option and Incentive Plan

NextGen Healthcare, Inc. 2014 Employee Share Purchase Plan

NextGen Healthcare, Inc. 2015 Equity Incentive Plan

NextGen Healthcare, Inc. 2021 Employment Inducement Equity Incentive Plan

(Full title of the plan)

Not Applicable(1)

(Name and address of agent for service)

Not Applicable

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

(1)

NextGen Healthcare, Inc. is a remote-first company and no longer maintains its principal executive office. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices should be directed to the email address set forth in our proxy materials and/or identified on our investor relations website.

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by NextGen Healthcare, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-63131, filed with the SEC on September 10, 1998, pertaining to the registration of 1,000,000 shares of common stock of the Registrant, $0.01 par value per share (“Common Stock”), subject to purchase by employees of the Registrant pursuant to the terms of the NextGen Healthcare, Inc. 1998 Employee Stock Contribution Plan;

•

Registration Statement No. 333-67115, filed with the SEC on September 12, 1998, pertaining to the registration of 1,000,000 shares of Common Stock reserved for issuance under the NextGen Healthcare, Inc. 1998 Stock Option Plan;

•

Registration Statement No. 333-129752, filed with the SEC on November 16, 2005, pertaining to the registration of 1,200,000 shares of Common Stock reserved for issuance under the NextGen Healthcare, Inc. 2005 Stock Option and Incentive Plan;

•

Registration Statement No. 333-198181, filed with the SEC on August 15, 204, pertaining to the registration of 4,000,000 shares of Common Stock reserved for issuance under the NextGen Healthcare, Inc. 2014 Employee Share Purchase Plan;

•

Registration Statement No. 333-206419, filed with the SEC on August 17, 2015, pertaining to the registration of 13,562,881 shares of Common Stock reserved for issuance under the NextGen Healthcare, Inc. 2015 Equity Incentive Plan (as amended, the “2015 Plan”);

•	Registration Statement No. 333-221145, filed with the SEC on October 26, 2017, pertaining to the registration of 6,000,000 shares of Common Stock reserved for issuance under the 2015 Plan;

•	Registration Statement No. 333-234308, filed with the SEC on October 24, 2019, pertaining to the registration of 3,575,000 shares of Common Stock reserved for issuance under the 2015 Plan;

•

Registration Statement No. 333-259675, filed with the SEC on September 21, 2021, pertaining to the registration of 1,500,000 shares of Common Stock reserved for issuance under the NextGen Healthcare, Inc. 2021 Employment Inducement Equity Incentive Plan; and

•	Registration Statement No. 333-260581, filed with the SEC on October 29, 2021, pertaining to the registration of 1,850,000 shares of Common Stock reserved for issuance under the 2015 Plan.

On November 9, 2023, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 5, 2023, among Next Holdco, LLC, a Delaware limited liability company (“Parent”), Next Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned indirect subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on November 9, 2023.

NEXTGEN HEALTHCARE, INC.

By:	/s/ David Sides
Name:	David Sides
Title:	President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.